Exhibit 14

ALION
SCIENCE AND TECHNOLOGY

Alion Code of Ethics, Conduct and Responsibility

November 2013

SUCCESS
CUSTOMER SATISFACTION
TRUST AND RESPECT
LOYALTY
ETHICS
INTEGRITY
HONESTY
FAIRNESS

CEO MESSAGE

Code of Ethics Key to success

Dear Employee-owner,

Alion Science and Technology Corporation (“Alion” or the “Company”) has published this 2013 Code of Ethics, Conduct, and Responsibility (the “Code”) to incorporate new laws and regulations and to make other general administrative amendments. The Code was approved by the Corporate Governance and Compliance Committee (the “Committee”) of the Board of Directors.

Alion is committed to the personal success and professional growth of its people, the success of its projects, and the long-term success of the Company.

At the root of Alion’s commitment to success are the fundamental principles that legal requirements must be satisfied, financial statements must be complete and accurate, and customers and other stakeholders must be treated fairly.

The Alion Code not only requires compliance with laws and regulations, but embodies a commitment to positive behavior that builds honesty, promotes fairness, and demonstrates integrity. This leads to Alion’s success by producing customer satisfaction, loyalty, trust, and respect. We honor our commitments, communicate openly, and hold ourselves accountable. Operating within the framework of the Code, Alion creates and sustains value for its stakeholders.

To measure compliance with the Code, the Board of Directors and the Committee require all employees, officers, and directors to complete the attached Certification upon joining the Company and then again each year during Annual Mandatory Ethics Training. In addition, any violation or apparent violation of the Code should be reported immediately without waiting for the next Certification form.

If you have reason to believe there is any inappropriate conduct of any kind at Alion, please report it to the independent, third party Ethics Hotline at 877- 439-9227 or any of the other ethics points of contact set forth in this Code under Reporting Mechanisms on page 4.

I want to thank you for your commitment to ethics. Your cooperation is essential to our success.

Sincerely,

Bahman Atefi

Chairman and CEO

Table of Contents

Contents

Changes in the 2013 Code	4

Vision, Mission and Values	4

Quick Reference – The Code in a Nutshell	5

General Policy	7

Alion Policies and Procedures	7

Ethical Decision Making	7

Violations and Reporting Misconduct	8

Non-Retaliation	9

Reporting Mechanisms	10

Responsibilities	11

Marketing and Procurement Integrity	13

Government Proprietary and Source Selection Information	14

Recruitment and Employment of Current and Former U.S. Government Employees and other Employment Restrictions	14

Gratuities, Bribes and Kickbacks	15

Doing Business Overseas	17

Personal Conflicts of Interest	19

Organizational Conflicts of Interest	20

False Claims	21

Labor Charging	21

Government and Company Investigations	22

Protecting Shareholder Value and Compliance with Securities Laws	22

Protecting Confidential and/or Proprietary Information and Intellectual Property	24

Security of U.S. Government Classified and Other Sensitive Information	25

Records Retention and Destruction	26

Political Activities	26

Discrimination and Harassment, Including Sexual Harassment	27

Technology in the Workplace	27

Key Dos and Don’ts	29

Closing Thoughts	30

Supplement to Alion Code of Ethics, Conduct, and Responsibility:

Code of Ethics for Finance Employees	31

Certification	33

Changes in the 2013 Code

The following are the principal changes in the 2013 Code:

Statement of Purpose

This section was removed.

General Policy

The Compliance with Laws and Regulations section was moved under this new section and expanded upon.

Ethical Decision Making

This new section was added.

Violations and Reporting Misconduct

A line was added at the end of the first paragraph.

Non-Retaliation

This section has been expanded upon.

Recruitment and employment of Current and former US. Government employees

This section has been expanded to include “Reverse Revolving Door” and other employment restrictions.

Closing thoughts

The first paragraph was removed.

Vision, Mission and Values

Vision

Our vision is to be a premier, total technology solutions provider for the global marketplace.

Mission

Alion fosters a dynamic employee-ownership culture that encourages the innovative application of science, engineering and operational experience to support t the successful resolution of nationally and globally significant problems.

Values

The Alion core values by which we navigate are:

•	Integrity of work, people and results

•	Fairness to our employees, suppliers, consultants and customers

•	Honesty

•	Commitment to the personal success and professional growth of our people, the success of our projects and the long-term success of Alion

•	Respect for our co-workers, customers, partners and competitors

•	Highest quality of effort and work product

Our employee-ownership culture is the cornerstone of Alion. Employees who act like owners contribute significantly to our success. Ownership builds employee satisfaction, commitment and retention and these attributes are directly linked to customer satisfaction.

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Quick Reference – The Code in a Nutshell

Violations and Reporting Misconduct: Employees are obligated to report to immediately any violation or apparent violation of the Code, or of Alion policies or procedures, or violations of law or regulation. Call the Ethics Hotline at

877-439-9227.

Compliance with Laws and Regulations: No employee may take any action on behalf of Alion that the employee knows, or reasonably should know, would violate any law or regulation.

Marketing and Procurement Integrity: Employees must always deal honestly and fairly with all government customers, as well as with other contractors, teaming partners, subcontractors, suppliers, and consultants supporting Alion’s government business.

Government Proprietary and Source Selection Information: Employees must not obtain, or try y to obtain, directly or indirectly, from any government employee or other third par ties, any information believed to contain proprietary or source selection information not belonging to the Company, except where permitted by law or express agreement.

Recruitment and Employment of Current and Former U.S. Government Employees: Federal laws and regulations restrict post-government employment activities of former government officers and employees.

Gratuities, Bribes and Kickbacks: Employees must not offer, solicit, accept, or provide, or attempt to offer, solicit, accept or provide any improper payment or inducement that may be described as a gratuity, bribe, or kickback from or to any actual or potential Alion customer, supplier or government employee or official.

Doing Business Overseas: Alion policy and the U.S. Foreign Corrupt Practices Act prohibit the giving of money or anything of value to a foreign official for the purpose of influencing a foreign official, even if local practice or custom permits it.

Organizational Conflicts of Interest (“OCI”):

Employees are required to disclose all actual or potential OCIs.

False Claims: Employees must not submit or concur in the submission of any claims, bids, proposals, or any other documents of any kind that are false, fictitious, or fraudulent.

Labor Charging: Timely and accurate completion of timesheets is essential; employees must record all hours worked.

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Government and Company Investigations: Any government inquiry arising through a written subpoena or a written request for information must be provided to the Law Department before any action is taken or promised.

Protecting Shareholder Value and Compliance with Applicable Securities Laws: The trading of Alion securities or securities of other publicly-traded companies based on material, non-public information relating to any company is unethical and illegal.

Protecting Confidential and/or Proprietary Information and Intellectual Property: Employees are responsible for ensuring the proper protection of Alion confidential and/or proprietary information and capital assets including intellectual property.

Security of U.S. Government Classified and Other Sensitive Information: Employees must not seek access to, accept, or retain any classified materials for which they do not have a need to know, or which they are not otherwise entitled to possess.

Records Retention and Destruction: Employees must ensure that business records are available to meet the business needs of the Company, including all applicable legal, tax, and other regulatory requirements.

Conflict of Interest: Employees and their immediate families should avoid any situation that may create or appear to create a conflict between personal interests and the interests of the Company.

Discrimination and Harassment, including Sexual Harassment: Alion will not tolerate inappropriate behavior to include verbal or physical conduct that creates an intimidating, offensive, or hostile environment. No form of harassment will be tolerated including harassment for race, national origin, religion, disability, pregnancy, age, military y status, sex, or sexual orientation.

Technology in the Workplace: Whether in electronic or other form, all obscene, pornographic, inappropriate, offensive, harassing or discriminator y material is strictly prohibited in the workplace, and at work-related activities, as well as on technology or systems used for Alion business.

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General Policy

Alion is committed to complying with the letter and spirit of all laws, regulations, and contractual obligations to which the Company is subject. Furthermore, all business shall be conducted in a manner which evidences a strong commitment to the highest standards of ethics and integrity. No employee may take any action on behalf of Alion that the employee knows, or reasonably should know, would violate any law or regulation.

In adhering to Alion’s Ethics Compliance Program (the “Program”) and this Code, employees must be cognizant of the applicable laws and regulations that apply to the Company’s business affairs. Each employee has an obligation to be familiar with the laws and regulations that are applicable to his or her job duties, and to adhere at all times to these requirements. Employees should remember that different locales may have different laws and regulations.

In addition to literal compliance with legal requirements, each employee must adhere to the overriding moral and ethical standards of fair dealing in the conduct of business. Alion’s interests are not served by unethical practices and activities even in the absence of a technical violation of law. When no legal requirement applies directly to a questionable situation, employees must conduct Alion business in a manner protective of Alion’s tradition of integrity and ethical conduct.

When there is any question or uncertainty regarding these requirements, it is incumbent upon each employee to seek guidance from his/her super visor, Group Compliance Officer, the Corporate Compliance Officer/Office of the General Counsel or Human Resources.

Alion Policies and Procedures

The Alion policies and procedures referenced in this Code can be found on the Alion Intraweb at:

•	http://intraweb.alionscience.com (internal)

•	https://iweb.alionscience.com (external)

Ethical decision Making

Although Alion believes that its employees will be guided to the right decisions by their own personal values, discretion, and good judgment, there are times when a situation may not be clear. It is not always easy to determine the ethical thing to do in business situations.

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As employees and representatives of Alion, we must always consider how our behavior and actions affect the integrity, credibility, and reputation of the Company as a whole.

If you encounter a situation and are not sure of the appropriate course of action, you should always discuss the issue with your super visor, Group Compliance Officer, the Corporate Compliance Officer/Office of the General Counsel or Human Resources. When faced with an ethical dilemma, there are four basic questions that you should ask to assist in determining the correct course of action:

1.	Define the Problem: What feels wrong about this situation, behavior, or action? What is the issue about which you are unsure?

2.	Solution Development: What are the solutions and resources available to solve the problem? Who should be involved in addressing the situation?

3.	Solution Selection: What are the potential consequences? Which solution has the maximum benefit to all par ties involved and causes the least harm?

4.	Implementation: How do I put the solution into action? Who should be consulted and informed of the solution?

Some other basic questions to ask yourself when making ethical decisions include the following:

•	Is this situation/course of action against the law or Company standards?

•	How will our customers, fellow employees, or community be affected?

•	Am I being honest and impartial?

•	Would I be comfortable describing my decision to my colleagues, Company management, and my family?

•	How would this situation look if it made headlines?

Violations and Reporting Misconduct

(See Policy Nos. LE2.01, LE2.02, LE2.03 and LE2.05) Violations of this Code, or of Alion policies or procedures, or violations of law or regulation, by any employee may result in disciplinary action up to and including termination. Alion may apply such disciplinary measures to any employee who directs or approves of prohibited activities, or who has knowledge of them and does not act promptly to correct or report them. Employees who fail to take reasonable steps to prevent or detect improper conduct are also subject to disciplinary action. Additional criminal or civil penalties may apply for violations of laws or regulations (federal, state, and local) governing activities outlined in this Code. Violations captured through the Reporting Mechanisms as well as through internal reviews and/or audits are subject to disciplinary action up to and including termination.

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Employees are obligated to report immediately any violation or apparent violation of the Code, or of Alion policies or procedures, or violations of law or regulation, in accordance with Alion policy LE2.01–Ethics Compliance Program, LE2.02–Ethics Hotline, LE2.03–Internal Investigations and LE2.05–Disclosing Violations of Law and Contract Overpayments. Alion fosters open and free communication within the Company to ensure that all reported violations are promptly investigated in accordance with applicable Alion policies and procedures. Employees must not conduct their own preliminary investigations. Alion will investigate all incidents reported to the Company to the fullest extent possible and will take appropriate action to address the situation. Employees have a duty to cooperate fully with such investigations and to provide all information that they possess regarding such violations. Failure to cooperate fully in a forthright manner with any such investigation is grounds for disciplinary action up to and including termination.

In doing business with the U.S. Government, Alion must also comply with the mandatory disclosure rule under the Federal Acquisition Regulations (“FAR”). Under the FAR, U.S. Government contractors and subcontractors are required to disclose to the federal government credible evidence of certain violations of U.S. criminal law, the civil False Claims Act, and significant overpayments involving the award, performance, or closeout of a U.S. Government contract or subcontract. Alion requires the prompt good faith reporting of any violation or apparent violation of this Code, or of Alion policies or procedures, or violations of law or regulation. Anyone to whom such a disclosure is made (i.e., Human Resources Manager, Super visor) must immediately forward the report to the Corporate Compliance Officer.

Non-Retaliation

Enforcing this Code requires the participation and support of all employees at all levels. The Company may not be aware of a serious breach of the Code unless employees fulfill their duty to raise ethical concerns immediately and escalate them as necessary to all appropriate resources within the Company.

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Alion does not discharge, demote, suspend, threaten, harass, retaliate, or discriminate against any person based upon the lawful action of any such employee with respect to good faith reporting of a violation or potential violation. No hardship, loss of benefit, or penalty—which may include downgrading an employee’s performance rating, limiting an employee’s opportunities for assignments or advancement, excluding an employee from corporate or departmental functions, or general mistreatment—may be imposed on an employee as punishment for filing or responding to a good faith complaint or cooperating in an investigation.

Any acts of retaliation against employees who follow the requirements of the Program, will not be tolerated and, in accordance with Company policies and procedures, will result in disciplinary action up to and including termination.

Reporting Mechanisms

(See Policy Nos. LE2.02 and LE2.03)

Ethics Hotline: Employees can call the Ethics Hotline or Report Online to express a concern or report possible violations of the Code, or of Alion policies or procedures, or violations of law or regulation. When reporting a concern, employees may be asked to provide the time, location, names of the people involved, and other details so that a proper investigation can be conducted. Every call to the Ethics Hotline or online submission is handled promptly, discreetly, and professionally, and may remain anonymous if so desired. The Company will investigate reports of illegal or unethical conduct received through these reporting mechanisms and take appropriate action to resolve each reported matter.

Ethics Contacts: Employees may also directly contact a super visor, Group Compliance Officer, the Corporate

Alion

Ethics Hotline

877-439-9227

24 hours a day, 7 days a week

From outside the U.S., call collect 770-776-5697

Report Online: www.tnwinc.com/alion

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Compliance Officer, the Group Human Resources Manager, the Law Department or Internal Audit.

These reporting mechanisms can be found on the Alion Intraweb at:

•	http://intraweb.alionscience.com/ethics (internal)

•	https://iweb.alionscience.com/ethics (external)

Responsibilities

General Responsibilities for all Associated with Alion

Alion directors, officers, employees, agents, consultants, subcontractors, and suppliers are expected to:

•	Conduct business in accordance with the highest ethical standards;

•	Comply with the letter and spirit of the laws of the U.S. and other jurisdictions in which Alion does business;

•	Use Alion and customer resources appropriately;

•	Never participate in, condone, or ignore illegal or unethical acts; and

•	Raise ethical concerns immediately and escalate them as necessary to all appropriate resources within the Company.

Governing Authority Responsibilities

The Corporate Governance and Compliance Committee of the Board of Directors is responsible for providing overall guidance with respect to the Program. In addition, the Audit and Finance Committee of the Board of Directors has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, auditing, or other financial matters. These procedures allow for the confidential and anonymous submission of concerns regarding questionable accounting or auditing matters.

Corporate Compliance officer and Group Compliance officer Responsibilities

The Corporate Compliance Officer (“CCO”), appointed by the Chairman and Chief Executive Officer, shall serve as the chief compliance officer for the Company, reporting to the CEO and the Committee, by monitoring and reporting results of Program efforts of the Company and by providing guidance for the Board and the senior management team on matters relating to compliance. The CCO implements all necessary actions to ensure achievement of the objectives of an effective compliance program.

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Each Group within Alion has a Group Compliance Officer (“GCO”) responsible for maintaining a high level of awareness and visibility of the Program to employees at the Group level. In addition, a GCO is also assigned at the Sector level to act as a point of contact for Sector level employees.

Manager and supervisor Responsibilities

Each manager and super visor has the responsibility to employees, consultants, agents, and other representatives of the Company under his or her direction or control to:

•	Lead by example

•	Affirm the need to follow the Code, laws, regulations, and policies that govern our business

•	Encourage an environment where employees ask questions and get advice before they act

•	Consult with their ethics contacts

•	Implement control measures to detect compliance risks

•	Take prompt action to correct problems

Employee Responsibilities

Alion is committed to conducting its business in accordance with all applicable federal, state and local laws and regulations, and in accordance with the Code. Alion employees are expected to comply and to assist the company in complying with each of these obligations. All employees have the responsibility to familiarize themselves with the Code, its implementing policies and procedures, and the Program.

Any employee who suspects or has knowledge of violations of the Code, or of Alion policies or procedures, or violations of law or regulation should immediately report any concerns using one of the reporting mechanisms set above.

Employees are required to participate in mandatory ethics training on an annual basis. In addition, non-mandatory ethics training is provided on an intermittent basis.

Responsibilities of Consultants, subcontractors and suppliers

Although Alion does not control its subcontractors, consultants, agents and vendors, such entities are expected to comply with this Code or their own Code, provided such Code imposes similar standards of ethics and integrity as are expected of Alion employees.

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Internal Audit Responsibilities

Internal Audit will provide audits, reviews and assessments of the Program and Alion’s internal controls. Internal Audit will also provide assistance to the CCO in the form of special reviews or assist, as appropriate, in internal investigations.

Marketing and Procurement Integrity

(See Policy No. LE1.06)

Employees must deal honestly and fairly with all government customers, as well as with other contractors, teaming partners, subcontractors, suppliers, and consultants supporting Alion’s government business. When preparing government proposals and negotiating contracts, employees must always be accurate, current, and complete in all of their representations on behalf of Alion. In conducting business with government agencies, the Company is required to abide by certain special contract and procurement regulations and rules designed to protect the public interest and integrity of the government procurement processes.

In addition, the submission to a government customer of a proposal, price quotation, claim, or other information that is knowingly false, incomplete, or misleading can result in civil or criminal liability for both the Company and individual employees involved in the submission. The penalties for such practices include suspension of a contract, debarment, imprisonment, and/or fines. The Company is obligated to and must disclose, when required to do so, current, accurate, and complete cost and pricing data. Generally, cost and pricing data includes historical price and cost information plus information related to supplier quotations, cost trends, management decisions, or other factors that may potentially affect costs.

Government contracts frequently impose high level quality requirements for critical and complex items. Management is responsible for identifying such requirements and communicating them to all employees assigned to the contract. Where a contract specifies use of particular components, equipment, materials, or processes, such specifications will be followed. Substitution of other components or changes in the scope of work in a contract is permitted only upon receipt of a written contract modification signed by the authorized government official, or as otherwise permitted by the contract. In such cases, employees should consult with the appropriate Group Contracts Manager or the Corporate Director of Contracts for guidance.

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Government Proprietary and Source Selection Information

(See Policy No. LE1.06)

Employees must not obtain, or ask to obtain, directly or indirectly, from any government employee or other third par ties, any information believed to contain proprietary or source selection information not belonging to the Company, except where permitted by law or express agreement. Examples include information contained in a competitor’s bid or proposal, cost or pricing data, or other information submitted to the government or contemplated for submission to the government and designated as proprietary in accordance with the law or regulation.

Should an Alion employee receive any such proprietary or source selection information, the individual should immediately report it through any of the Reporting Mechanisms on page 4.

Recruitment and Employment of Current and Former U.S. Government Employees and Other Employment Restrictions

(See Policy No. LE2.08)

Federal laws and regulations govern the employment of current or former U.S. Government employees (military or civilian), either directly or as consultants (known as the “Revolving Door”). In addition, the Revolving Door issue is a compliance requirement for the Company’s contractual representations and certifications.

All prospective employees and consultants who are current or former U.S. Government officers or employees must complete the Alion Employment Questionnaire and Certification Form. This Employment Questionnaire and Certification Form is designed to assist Alion in determining which restrictions, if any, apply to the prospective employee/ consultant and in assessing the impact upon employment discussions, hiring restrictions, and future work assignments at Alion.

Revolving Door restrictions also exist for employees of federal contractors going into or back to government service, called the “Reverse Revolving Door”. The Office of Government Ethics regulations state that a federal government employee has a relationship covered by the regulations if the “[federal government] employee has, within the last year, served as [an] officer, director, trustee, general partner, agent, attorney, consultant, contractor or employee [of the federal contractor]”. A former Alion employee has a covered relationship for one full year after leaving Alion. Federal government employees, for one year after having left Alion, cannot assume any responsibilities involving decisions or actions that have a direct and predictable effect upon Alion. Divesting from Alion’s ESOP will not mitigate these statutory restrictions

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In addition to the Revolving Door, there are non-solicitation clauses in certain commercial and government contracts that must be adhered to:

•	Non-solicitation (or non-proselytization) clauses are used in situations to prevent one company from hiring, or soliciting for hire, employees of another company with whom the first company has a contractual relationship.

•	The purpose of the non-solicitation clause is generally to protect the company or entity that has trained and invested in its employees from being solicited or “poached” by another entity or business that wants to appropriate the employee’s skills, know-how, or contacts and convert such information for its beneficial use.

•	Violations of non-solicitation clauses can lead to monetary damages and breach of contract

Alion employees must consult with the Human Resources and Legal Departments before initiating any action to discuss the employment of current or former U.S. Government employees. In the event that a former U.S. Government employee becomes a consultant or employee of Alion, Alion will observe all applicable post-employment requirements.

Gratuities, Bribes and Kickbacks

(See Policy No. LE2.06)

Except as provided below, employees shall not offer or give any gift, gratuity, bribe or kickback to any Alion customer, supplier or government employee or official nor shall employees accept or solicit any gift, gratuity, bribe or kickback from any such person that would violate law, regulation, or the policies of the Company or the recipient’s Company, or cause embarrassment to or negatively reflect on the Company’s reputation. This applies to both Alion employees and any member of an Alion employee’s household or immediate family (any relative of the employee or the employee’s spouse).

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U.S. Government Customers, Employees and Officials:

Alion employees may not offer or give prohibited business courtesies such as entertainment, meals, gifts, gratuities, and other things of value to any actual or potential U.S. Government customers, employees and officials or their families. The following exceptions apply:

•	Modest items of food and refreshments such as soft drinks, coffee and donuts on an occasional basis in connection with necessary and legitimate business activities.

•	Unsolicited gifts (including meals, transportation, lodging, or entertainment) having an aggregate value of $20 or less per government employee, per occasion, provided such items do not in aggregate exceed $50 per person in a calendar year, may be provided. This is commonly referred to as the “20/50 Rule.”

•	Marketing or promotional items such as a coffee mug, pen, or T-shirt listed in the Alion Promotional Catalog, intended solely for the purpose of presentation and displaying the company logo, are permissible so long as the item conforms to the 20/50 Rule.

There are a few additional exceptions to the general prohibition against gifts. However, no expenditure for such gifts is reimbursable to the employee AND the employee MUST contact the Law Department prior to procuring or providing any such gifts. Such items may include:

•	Awards and honorary degrees

•	Gifts based on outside business or employment relationships (e.g., flowers for illness or death)

•	Social invitations from persons other than prohibited sources

•	Gifts authorized by supplemental agency regulations

•	Gifts accepted under specific statutory authority

•	Gifts motivated by longstanding personal or family (non-business) relationships

•	Discounts and similar benefits

Foreign Customers: Meals, entertainment and reasonable gifts may generally be provided to foreign customers who are NOT foreign officials or officials of state owned companies provided they are permissible under local law and in accordance with the above 20/50 Rule.

Any and all requests for payment or provision of business courtesies (meals, gifts, lodging, transportation, etc.) to a foreign official (including officials of state-owned companies), foreign political party or party official, or candidate for foreign political office must be submitted in advance to the Law Department for approval.

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Domestic Non-Government Customers: Alion does not prevent employees from socially entertaining non-U.S. Government business acquaintances. Meals, refreshments, entertainment and reasonable gifts (having a market value of $100 or less) may generally be provided to non-U.S. Government (domestic) customers, provided they are in support of business activities and permissible under the rules of the recipient’s company policy and approved in advance by the Law Department.

Business Courtesies to Alion Employees—Meals, Refreshments and Entertainment: Although an employee may not use his or her position at Alion to solicit a personal benefit of any kind or amount, it is permissible to accept unsolicited meals, refreshments, entertainment, and other business courtesies such as local transportation, on an occasional basis, provided all of the conditions set forth in Policy No. LE2.06 are met.

Gifts to Alion Employees: Alion employees are not permitted to accept compensation, honoraria, funds in any form or amount, or any other form of gift or gratuity from any entity, representatives of any entity, or any person that does or seeks to do business with Alion, unless approved in advance by the Law Department. Gifts from U.S. Government customers, suppliers or vendors must not be accepted, except for advertising, promotional or other items of nominal value (generally $25 or less). Reasonable gifts (having a market value of $100 or less) from non-U.S. Government (domestic) customers, suppliers or vendors may be accepted provided they are in support of business activities and permissible under the rules of the donor’s company policy and approved by the Law Department.

Be Mindful of Appearances: Alion employees must avoid any situation (such as the offering or acceptance of meals, gifts, gratuities, or entertainment) that may create or appear to create a conflict between the employee’s personal interests and the interests of Alion.

Doing Business Overseas

(See Policy Nos. LE3.01 and LE3.02)

Employees must be mindful of both U.S. laws and the laws and customs of the host country in which Alion does business. Although a survey of host country laws is beyond the scope of this Code, the following U.S. laws applicable to business activities overseas are noted:

•	Foreign Corrupt Practices Act (“FCPA”)

•	Anti-boycott Laws

•	Embargo Regulations

•	Export/Import Laws and Regulations

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The FCPA has two principal components that:

•	Prohibit the making of bribes, kickbacks, or other forms of corrupt, illegal, or improper payments to government officials for the purpose of obtaining or retaining business; and

•	Require that the financial books, records, and accounts of the Company are accurate, current, and complete in all respects, and that the Company has a system of internal accounting controls to ensure accurate books, records, and accounts.

The Anti-boycott Laws prohibit U.S. persons and companies from taking actions or entering into agreements that further economic boycotts or restrictive trade practices not supported by the U.S. Government. This primarily involves prohibiting actions that have the effect of furthering the Arab Boycott of Israel.

The Office of Foreign Assets Control (“OFAC”), through the Foreign Assets Control Regulations, prohibits Exports to certain countries, individuals, or entities that are the object of sanctions by the U.S. These Embargo Regulations apply to all technologies and all transactions, not just Exports. Something as simple as electronic mail exchanges or sending marketing materials to certain countries can violate the OFAC regulations. All transactions conducted by Alion and its employees must be carefully analyzed to ensure that an embargoed country, or a national from an embargoed country, is not involved.

Export/Import Laws and Regulations were enacted to:

•	Encourage and allow international commerce while maintaining the well-being and national security interests of the U.S. The Export Administration Regulations, the International Traffic in Arms Regulations (“ITAR”) and the Federal Firearm Regulations establish licensing, recordkeeping, screening, and reporting frameworks designed to ensure that these Regulations are properly implemented and enforced.

•	Prohibit the Export and re-Export of certain U.S. origin products, services, and technologies and control the Export and re-Export of certain products, services, or technologies; and

•	Require the use of an Export license, license exception, or license exemption to Export, controlled products, services, or technology specifically identified by the U.S. Government.

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Alion is required to document the Export (including the temporary Export) of any Company-owned or Government-furnished equipment under an Export license or license exception. When conducting foreign travel, whether for Alion business or personal reasons, it is essential to recognize and understand U.S. government controls regarding Export restrictions. The Export control regulations impact what you may take with you (or “Export”) and, for some destinations, prohibit travel entirely.

Violations of these laws and regulations can result in severe fines to Alion and its employees, and can result in imprisonment.

Personal Conflicts of Interest

(See Policy No. LE2.07)

Employees and their immediate families should avoid any situation that may create or appear to create a conflict between personal interests and the interests of the Company. Employees and their immediate families must not engage in any outside interest, activity, or investment which, in the opinion of Alion, may reflect against Alion or conflict with its best interests.

The following are examples of conflicts of interest:

•	Engaging in employment or any other activity that interferes with your ability to devote the required time and attention to your job responsibilities at Alion

•	Holding a significant financial interest in a current or prospective customer, supplier, or competitor of Alion, or serving as an employee, consultant, or director of that business

•	Directing Alion business to a supplier owned or managed by a relative

•	Super vising the job performance or compensation of a relative

•	Using confidential Company information or improperly using Company assets for personal benefit or the benefit of others

If a conflict of interest or appearance of a conflict of interest develops, an employee must report the matter to his or her super visor and the Corporate Compliance Officer.

It is important to remember that even if a conflict exists, it will not necessarily result in corrective action. Conflicts can arise innocently, and most are investigated to the extent necessary to determine that the Company’s interests are being best served. Each conflict must be reported so that an independent determination can be made of the situation.

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Organizational Conflicts of Interest

(See Policy No CN3.10)

Alion policy prohibits any contract from being negotiated or executed if the interests of a particular customer are of such a nature as to compromise or threaten Alion’s ability to maintain unbiased objectivity in serving its other customers, resulting in a potential Organizational Conflict of Interest (“OCI”).

Examples of potential OCIs include:

•	Competing for a management/services contract that might require the contracting company to evaluate its own or its competitors’ products for use by the government;

•	Competing to supply products/services for which Alion has designed the specifications;

•	Access to other companies’ proprietary information that has not been authorized for use in landing/ performing the contract; and

•	Access to other companies’ proprietary information obtained by leveraging the contract in question, which might provide an unfair competitive advantage.

Where an actual or potential OCI may occur by entering into a contractual agreement or by accepting a task under an awarded contract, such contractual instruments may be entered into only after all of the following conditions have been satisfied:

•	Full and complete disclosure of the actual or potential OCI has been made to the appropriate government official(s) with a proposed means of avoiding, mitigating or neutralizing all perceived conflict(s); and
•	Consent to the execution of the contractual arrangement has been obtained from the appropriate government official(s), along with any necessary government approvals of an appropriate OCI avoidance and mitigation plan where required.

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False Claims

(See Policy No. LE1.06)

Employees must not submit or concur in the submission of any claims, bids, proposals, or any other documents of any kind that are false, fictitious, or fraudulent. With regard to government contracts, such acts are criminal violations which could result in prosecution of both the Company and the employee.

Employees charging costs to a contract must ensure that all costs are accurately recorded and charged to the proper account. The mischarging of labor costs, the improper allocation or transfer of costs, or the falsification of other cost records is not tolerated.

Employees must be aware of Certification clauses, including OCI clauses, in government contracts and in all solicitations for which a bid is prepared. Employees must be mindful that reckless disregard for the truth or falsity of information presented to the government triggers the knowledge requirement for False Claims Act liability.

Labor Charging

(See Policy No. TA12.08)

Timely and accurate completion of timesheets as described in Alion’s policies and procedures is essential. Alion must ensure that no cost is allocated to a government contract, either directly or indirectly, where unallowable, contrary to the contract or related regulations, or otherwise improper. Timesheets must report the number of hours worked and the proper distribution of the time against appropriate cost objectives represented by project and overhead ventures. Employees can ensure accuracy in time reporting by charging a cost objective only for the work performed on that objective. Each employee must complete an original timesheet (using either the paper or electronic time reports) on a daily basis.

employees must record all hours worked, including mandatory Alion training (even if done after regular work hours), on a daily basis or by 10 a.m. the next business day. Reporting hours not worked, but for which pay is received (e.g., leave, excused absences), must be true and accurate. Shifting of costs to a contract other than the contract worked on is strictly prohibited. It is essential that employees properly document and allocate any cost charged to a customer. These costs might include, but are not limited to, travel expenses, purchases, and use of equipment charges. Improper charging or allocation of time or any other cost may constitute a violation of civil or criminal statutes and regulations.

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Direct-charge employees must keep time and labor-charging reports current and must properly report all time spent on each project/assignment. Assignments shall not be initiated until all proper documentation, including a charge number, has been issued and communicated to the employee. When this is not possible, a governmental Authority to Proceed is required.

Government and Company Investigations

(See Policy Nos. LE1.08, LE1.09, LE2.03 and LE2.05)

As a U.S. Government contractor, Alion is subject to an array of laws and regulations governing its business activities. In some circumstances, a government agency may initiate an investigation or review of the Company’s activities or the activities of an employee. During such investigations, the Company will comply with all applicable laws, regulations and contractual requirements, and will cooperate fully with appropriate investigating agency officials. In addition, the Company has certain procedures in the event a government official contacts an employee, requests information from an employee or the Company, and/or seeks to interview any employee in connection with an investigation that may involve possible violations of law. If this occurs, always contact the Law Department immediately.

The Company will often conduct its own internal investigation in cooperation with any government review. The Company must also disclose to appropriate government agencies any suspected violations of law, fraud, and/or contract overpayments involving the Company or any of its employees.

Alion also maintains policies and procedures for the Audit and Finance Committee and the Corporate Governance and Compliance Committee of the Board of Directors to administer and investigate complaints of a financial or other material nature including, but not limited to, accounting, financial reporting, and internal controls.

Protecting Shareholder Value and Compliance with Securities Laws

(See Policy Nos. TA1.01, TA3.02, TA11.01, and LE1.05)

The Alion Employee Stock Option Plan (“ESOP”) Trust owns 100 percent of Alion’s stock. Although Alion’s stock is not publicly traded, Alion is required to make public filings with the U.S. Securities and Exchange Commission (“SEC”) of certain financial and other business information.

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Proper Accounting: In order to assure corporate integrity and to preserve and enhance shareholder value, the Company will aggressively pursue growth and earnings objectives, while keeping ethical and legal standards at the forefront of all activities. This includes absolute reliability and accuracy of books and records, and honesty in disclosures. The books of account, financial statements, and records of the Company are intended to reflect accurately and fairly, in reasonable detail, the Company’s operations and financial position and the underlying transactions and any disposition of assets. The books, statements, and records should be maintained in accordance with established financial and accounting policies issued by the Company and with generally accepted accounting principles, and in accordance with SEC requirements. All invoices submitted to the government for payment must be reviewed carefully for accuracy. If there is doubt as to whether a particular cost is allowable, it should not appear on the invoice. An employee’s approval of an invoice means that the employee has certified that the amounts claimed are proper. Submission of inflated claims could lead to liability for the Company and the employee who approves the claim.

Recording and Reporting Information: Information that is the basis for recording transactions or measuring the Company’s performance and results should be recorded and reported accurately and honestly. No employee shall falsify, forge, or record inaccurate or misleading information that is used for recording transactions. Dishonest reporting, either inside or outside the Company, is strictly prohibited. This includes misreporting information or organizing it in a way that is intended to mislead or to misinform those who receive it.

Discussing Company Affairs: Information about the Company and its affiliates, particularly financial information not yet disclosed, should not be disclosed to persons outside the Company, unless the information has been made public or unless disclosing the information is related to the Company’s business and is done in accordance with applicable securities laws and regulations. Confidential Company business should not be discussed in public places or in places where visitors are likely to be present, such as lobbies, elevators, and cafeterias.

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Insider Trading: The use of non-public information for private gain, or the disclosure of non-public information to persons other than Alion employees or others who have a legitimate business need for the information, is strictly prohibited. The trading of Alion securities or securities of other publicly-traded companies based on material, non- public information relating to any company is unethical and illegal. Such trading includes acquiring a beneficial interest in Alion’s stock through pre-tax deferrals, rollovers or transfers to the ESOP. Liability can also extend to any employee who discloses material, non-public information to another person, who in turn uses such information in a securities transaction. Even accidental disclosure of inside information to another party can be a serious breach of corporate confidentiality and can also result in insider trading. For this reason, ever y employee must avoid discussing sensitive information in any place where such information may be overheard by others. All incidents of disclosure of inside information must be promptly reported to the Law Department. Information is considered material if it would be considered important by investors making decisions on whether to purchase, sell, or hold the securities of the company in question.

Protecting Confidential and/or Proprietary Information and Intellectual Property

(See Policy No. LE1.04)

Employees are responsible for ensuring the proper protection of Alion confidential and/or proprietary information and capital assets including intellectual property. This responsibility is not limited to Alion facilities, but extends to the reasonable protection of all assets (confidential and/or proprietary information or intellectual property) used by Alion in the performance of its mission. This responsibility also extends to all confidential and/or proprietary information and intellectual property produced by and/or communicated to employees as a result of employment at Alion. In accordance with Alion’s Employee Intellectual Property Agreement, Alion retains all rights, title, and interest to all inventions, software, and other intellectual property that result from or are suggested by work performed by employees for Alion or use of Alion resources.

Employees must: (a) take all responsible steps to comply with all applicable procedures established by Alion with respect to protecting confidential and/or proprietary information from unauthorized or inadvertent disclosure; (b) use confidential and/or proprietary information only as necessary and proper in the performance of his or her duties as an employee of Alion; and (c) not directly or indirectly, without the written consent of Alion, reproduce, copy, disseminate, publish, disclose, provide or otherwise make available to any person, firm, corporation, agency or other entity, any confidential and/or proprietary information. Under no circumstances shall an employee use, directly or indirectly, any such confidential and/or proprietary information for any purpose other than for Alion’s sole benefit. All employees must, upon termination of employment, deliver to Alion all confidential and/ or proprietary information and any other Company documents or information in their possession.

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In addition to the obligations with respect to Alion confidential and/or proprietary information, Alion must protect and hold in confidence confidential and/or proprietary and business-sensitive information given to it by customers, corporations, or individuals with whom it does business. Employees must report possession of such information to their Group Manager, and must take all necessary measures to protect such third party information from unauthorized disclosure.

Security of U.S. Government Classified and Other Sensitive Information

(See Policy No. LE4.01)

Employees have an obligation to comply with the government regulations and laws that protect our nation’s defense secrets and to prevent any unauthorized access to or dissemination of sensitive information.

Employees who have a valid security clearance and require access to specific classified information must handle such information, in whatever form it exists, strictly in accordance with the procedures set forth by the appropriate governmental agency for safeguarding classified information. Such procedures normally encompass activities such as storage, reproduction, review, shipping, and destruction of classified information.

Employees must not seek access to, accept, or retain any classified materials for which they have no need to know, or which they are not otherwise entitled to possess. Employees with questions relative to the security of U.S. Government classified information should contact the local Facility Security Officer or Alion’s Corporate Security Officer.

In addition, information may be unclassified but sensitive in the form of documents labeled “For Official Use Only” or “For Internal Use Only” (or words to that effect) to identify information or material which, although unclassified, may not be appropriate for public release, or “NOFORN” meaning that the information is not to be conveyed in any manner to any foreign national except through a license or other valid approval from the appropriate U.S. Government agency or classifying authority. Employees must take appropriate steps to protect such information from unauthorized disclosure consistent with the agency rules and policies under which such document is issued.

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Records Retentions and Destruction

(See Policy No. LE1.07)

Employees must ensure that business records are available to meet the business needs of the Company, including the legal, tax, and other regulator y requirements wherever Alion conducts its business. Failure to comply with the requirement to preserve documents and other information as required by the Records Retention policies and any distributed Hold Notice can result in serious adverse consequences to Alion and its employees.

It is unlawful to destroy, conceal, alter, or falsify any Alion business or other record, document, or object for the purpose of obstructing or influencing any lawsuit or other legal, regulator y, or government proceeding or investigation. Doing so may subject Alion and any offending persons to severe civil and criminal penalties including substantial damage awards, fines, and imprisonment.

Political Activities

(See Policy No. AP1.01)

There are federal, state and local laws that govern contributions made to political candidates. No political contributions may be made by an employee on behalf of Alion. For purposes of this section, the term “contributions” includes the use of Alion facilities and employee time in connection with an election for public office. In addition, there are additional federal, state and local laws that govern the activities of government lobbyists. All such activities on behalf of Alion must be coordinated with the Director of Government Relations.

The Alion Science and Technology Corporation Political Action Committee (“Alion PAC”) makes all political contributions on behalf of Alion’s business interests. Alion PAC is funded by the voluntary contributions of eligible employees of Alion and its affiliates. Consistent with federal regulations, only eligible employees are asked to consider supporting the Alion PAC.

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Eligible employees must also contact the Alion PAC for guidance before contacting U.S. Congressional and Executive Branch employees and staff.

Discrimination and Harassment, including Sexual Harassment

(See Policy No. HR1.02)

Alion is committed to providing equal opportunity in employment to all employees and applicants for employment. No person shall be discriminated against because of race, religion, color, sex, sexual orientation, age, national origin, disability, or military status.

Alion promotes a productive work environment and will not tolerate inappropriate behavior to include verbal or physical conduct that creates an intimidating, offensive, or hostile environment. No form of harassment will be tolerated including harassment for race, national origin, religion, disability, pregnancy, age, military status, sex, or sexual orientation.

Employees who engage in acts that constitute discrimination and/or harassment will be disciplined in a manner appropriate to the offense up to and including termination.

Managers have a responsibility to keep the workplace free of any form of discrimination and/or harassment, including sexual harassment. No super visor or manager may threaten or insinuate, either explicitly or implicitly, that an employee’s refusal or willingness to submit to sexual advances will affect the employee’s terms or conditions of employment.

All acts of discrimination and/or harassment must be reported to a super visor or manager, senior management, or the Director of Human Resources or senior management if the complaint involves the super visor or manager.

Technology in the Workplace

(See Policy Nos. AD5.04, IT1.01 and IT1.04)

Alion technology, systems and accounts (including social media and online communications) are provided for the purpose of conducting Company business. Occasional and incidental use for personal matters may be permitted.

Alion reserves the right to access and audit all such technology, and users should have no expectation of privacy in this regard. Alion retains ownership of all Alion information wherever situated. No Alion information should be retained on personal technology, and personal accounts should not be used for Alion business.

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Whether in electronic or any other form, all obscene pornographic, inappropriate, offensive, harassing or discriminatory material is strictly prohibited in the workplace, and at work-related activities, as well as on technology or systems used for Alion business.

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Key Dos and Don’ts

•	Avoid any situation, activity or investment which affects or appears to affect your ability to exercise impartial judgment on the job or adversely affects the Company’s interests, and disclose any actual, potential or perceived conflict of interest

•	Don’t offer, give or receive anything of value under circumstances that are unlawful or could be viewed as an attempt to improperly influence a recipient’s decisions affecting the Company

•	Don’t give or offer anything of value, directly or indirectly, to any foreign official or entity for the purpose of influencing any act or decision in their official capacity in order to help Alion obtain or retain business or to direct business to any particular person or company or to secure any improper advantage

•	Comply fully with Alion policies and all federal laws and regulations dealing with the recruitment and employment of current or former federal government employees, and ensure that all recruitment and hiring practices comport with such laws and regulations

•	Don’t make false or misleading entries of any kind on Company records or accounts at any level

•	Ensure accuracy in all communications with federal, state and local governments

•	Comply fully with Alion policies and all federal laws and regulations dealing with labor charging, and ensure total time accounting to appropriate charge numbers

•	Follow OCI compliance measures by understanding the OCI categories and rules

•	Don’t destroy any information (hard copy or electronically stored) that is protected by a document hold notice

•	Don’t buy or sell securities based on non-public Company information, including changing investment selections or balances in the Company ESOP Plan
•	Don’t make or participate in any racist, sexist or other types of discriminator y jokes or comments

•	Don’t view, download, possess, copy, send, post or access any illegal, sexually explicit, pornographic or obscene material of any kind

•	Follow safeguarding measures to ensure proper protection of all Alion Confidential and Proprietary Information as well as capital assets including intellectual property such as trade secrets

•	Report immediately any violation or apparent violation of the Code, or of Alion policies or procedures, or violations of law or regulation

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Closing Thoughts

The success of Alion’s Program depends on the support and cooperation of all employees. If you have any questions relative to the conduct or laws summarized in the Code, refer to the Reporting Mechanisms set forth in the Code. By keeping these broad lines of communication open and by conducting ourselves responsibly and ethically, we will ensure the continuance of our reputation as a preeminent supplier of technology services and products to both the government and industry. If anything strikes you as inappropriate or wrong, please report it through any of the Reporting Mechanisms on page 4.

This Code may be changed at any time with or without notice. Adherence to this Code and the Program constitutes a term of employment, but the Code shall not otherwise alter the at-will nature of any employee’s employment or limit the right of either Alion or any employee to terminate that employment relationship with or without notice and with or without cause.

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Supplement to Alion Code of Ethics, Conduct, and Responsibility: Code of Ethics for Finance Employees

This Code of Ethics for Finance Employees (the “Finance Code”) applies to the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), Controller or other personnel performing similar functions (collectively “Finance Employees”). The Finance Code is intended to supplement the Alion Code of Ethics, Conduct and Responsibility and its implementing policies and procedures. To ensure complete and accurate financial records and reporting, all Finance Employees will:

•	Act with honesty and integrity and avoid actual or apparent conflicts of interest;

•	Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable;

•	Comply with rules and regulations of federal, state and local governments, and other applicable private and public regulatory agencies;

•	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated;

•	Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of one’s work will not be used for personal advantage;

•	Share knowledge and maintain skills important and relevant to constituents’ needs;

•	Proactively promote ethical behavior as a responsible partner among peers, in the work environment and the community; and

•	Exercise responsible use of and control over all assets and resources employed or entrusted.

Sarbanes-Oxley Compliance

The Sarbanes-Oxley Act of 2002 (the “Act”) imposes duties and significant penalties for non-compliance on public companies and their executives, directors, auditors, attorneys and securities analysts.

Because Alion is an issuer of securities that is required to file an annual report on Form 10-K with the Securities and Exchange Commission (“SEC”), there are numerous aspects of the Act that impact Alion. These include, for example, rules governing the independence of Alion’s independent financial auditor, requirements on the qualifications of members of the Board’s Audit and Finance Committee, enhanced financial disclosures in filings with the SEC, restrictions on conflicts of interest, and criminal accountability for fraud.

Pursuant to the Act, the SEC has issued rules requiring the

CEO and CFO to certify that:

1.	The annual report does not contain untrue statements or material omissions;

2.	The financial statements fairly present, in all material respects, the financial condition and results of operations;

3.	Such officers are responsible for internal controls designed to ensure that they receive material information regarding the issuer and consolidated subsidiaries;

4.	The internal controls have been reviewed for their effectiveness within 90 days prior to the report; and

5.	Any significant changes to the internal controls have been reported.

Consistent with the best practices implemented by public companies, Alion’s CEO and CFO require certain executives who report directly to them to make an internal Certification that these executives have provided the CEO or CFO will all necessary information. Such internal certifications, called “sub-certifications,” are not filed with the SEC, but nevertheless provide the company with assurance that it has obtained all facts necessary to file a proper report to the SEC. In most cases, the CEO’s and CFO’s direct reports will similarly require their reports to make a second-tier sub-Certification.

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Any questions regarding this Finance Code should be directed to the Alion Law Department or through other channels as set forth in the Code of ethics, Conduct and Responsibility.

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Online Certification Form

The certification form must be completed and submitted online at https://kms.alionscience.com/lgl/ace.

Online Access: If prompted for a Username and Password, enter your complete Alion email address for the username and your Alion network password.

Failure to submit the online Certification form may result in disciplinary action, up to and including termination.

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